NOBILITY HOMES, INC.
Consolidated Balance Sheets

	January 31,	November 1,
	2015	2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 14,730,850	$ 14,116,412
Short-term investments	425,459	496,444
Accounts receivable - trade	1,260,874	2,141,468
Mortgage notes receivable, current	7,832	7,126
Income tax receivable	4,757	5,964
Inventories	5,604,695	5,516,540
Pre-owned homes, current	2,401,834	2,839,203
Prepaid expenses and other current assets	674,795	286,990
Deferred income taxes	531,826	508,633
Total current assets	25,642,922	25,918,780

Property, plant and equipment, net	3,954,558	3,957,071
Pre-owned homes	2,275,696	1,711,000
Mortgage notes receivable, long term	180,031	180,800
Other investments	2,779,548	2,751,663
Deferred income taxes	1,464,174	1,487,367
Other assets	2,952,924	2,921,424
Total assets	$ 39,249,853	$ 38,928,105

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 405,079	$ 502,259
Accrued compensation	307,843	320,502
Accrued expenses and other current liabilities	644,135	526,296
Customer deposits	957,462	1,029,088
Total current liabilities	2,314,519	2,378,145

Commitments and contingent liabilities

Stockholders' equity:
Preferred stock, $.10 par value, 500,000 shares
authorized; none issued and outstanding	-	-
Common stock, $.10 par value, 10,000,000
shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	10,646,157	10,643,866
Retained earnings	35,057,470	34,577,682
Accumulated other comprehensive income	210,605	281,590
Less treasury stock at cost, 1,303,038 shares in 2015 and
1,301,038 shares in 2014	(9,515,389)	(9,489,669)
Total stockholders' equity	36,935,334	36,549,960
Total liabilities and stockholders' equity	$ 39,249,853	$ 38,928,105

NOBILITY HOMES, INC.
Consolidated Statements of Comprehensive Income
(Unaudited)

	Three Months Ended
	January 31,	February 1,
	2015	2014

Net sales	$ 5,576,800	$ 4,137,438

Cost of goods sold	(4,404,031)	(3,391,908)

Gross profit	1,172,769	745,530

Selling, general and administrative expenses	(747,949)	(661,344)

Operating income	424,820	84,186

Other income (loss):
Interest income	13,120	9,832
Undistributed earnings in joint venture - Majestic 21	33,578	32,331
Losses from investments in retirement
community limited partnerships	(5,693)	(39,401)
Miscellaneous	15,170	16,454
Total other income	56,175	19,216

Income before provision for income taxes	480,995	103,402

Income tax expense	(1,207)	-

Net income	479,788	103,402

Other comprehensive income (loss)
Unrealized investment gain (loss)	(70,985)	17,943

Comprehensive income	$ 408,803	$ 121,345

Weighed average number of shares outstanding:
Basic	4,063,913	4,057,994
Diluted	4,064,254	4,059,316

Net income per share:
Basic	$ 0.12	$ 0.03
Diluted	$ 0.12	$ 0.03